EXHIBIT 99.1
November 27, 2006
Dear Shareholders (friends) of AssuranceAmerica,
Our year to date Revenues and Profits continue to grow, up 54% and 29% respectively. We are pleased with the MGA/Carrier’s results in October, showing a 14% increase in revenues, but are not pleased with the revenue at the Retail level (essentially flat with last year).
Following are our October and year-to-date results.

	October 2006 (Unaudited)
	Current Month			Year-to-Date
	2006	2005	Change	2006	2005	Change
	(In $1,000)		%	(In $1,000)		%
• Gross Premiums Produced [1]†	$10,500	$9,662	9%	$126,599	$91,585	38%
• MGA/Carrier Gross Premiums Produced [1,2]	$5,614	$5,861	(4)%	$68,312	$46,214	48%
• MGA/Carrier Revenues [2]	3,483	3,043	14%	37,360	22,793	64%
• Retail Agencies Gross Premium Produced [1,2]†	5,784	4,466	30%	70,917	50,732	40%
• Retail Agencies Group Revenues [2]†	874	881	(1)%	10,568	7,855	35%
• Company Revenues †	4,200	3,632	16%	45,691	29,603	54%
• Company Pre-Tax Income †	71	197	(64)%	2,638	2,038	29%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the Company’s revenue stream.
[2]	Before inter-company eliminations
†	Current year financial data includes agency acquisitions that may not be included in prior year data.
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The company continues to enjoy the benefits of a growing non-standard auto insurance sector.
Thank you for your continued interest and confidence in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner	/s/ Lawrence (Bud) Stumbaugh

Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Historical results are not indicative of future performance.
5500 Interstate North Parkway — RiverEdge One — Suite 600 — Atlanta, Georgia 30328
770.933.8911 — fax 770.984.0173 — www.assuranceamerica.com